Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Financial Results and Highlights Recent Period Activity

− Achieved Fourth Quarter and Full Year 2021 Global Net Product Revenues of $199 Million and $662 Million, Respectively, Representing 83% Annual Growth Compared to 2020 –

− Reported Positive 18-Month Results from HELIOS-A Phase 3 Study of Vutrisiran in hATTR Amyloidosis Patients with Polyneuropathy –

– Provides 2022 Combined Net Product Revenue Guidance of $900 Million to $1 Billion, in Addition to Collaboration & Royalty Revenue and Operating Expense Guidance –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 10, 2022--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year ended December 31, 2021 and reviewed recent business highlights.

“2021 was another remarkable year at Alnylam, in which we delivered significant product revenue growth of 83% compared to 2020, achieving results at the upper end of our combined product sales guidance range driven by strong patient demand across all products in all regions. Additionally, we made great strides across our pipeline programs in development, completing enrollment in our two key Phase 3 studies in ATTR cardiomyopathy, as well as filing two NDAs or sNDAs, and advancing two programs to the clinic, including our first CNS program which is now in Phase 1,” said Yvonne Greenstreet, MBChB, Chief Executive Officer of Alnylam. “Today, we are guiding that we expect to achieve between $900 million and $1 billion in combined net product revenues for 2022, representing 44% growth at the midpoint of the range as compared with our 2021 results. We’re also excited for a number of important milestones that include the expected launch of vutrisiran, if approved, in April, and multiple clinical data readouts from our late- and earlier-stage pipeline. We believe this strong commercial execution and impressive clinical development progress underscores the promise of our company to deliver self-sustainable innovation from our highly productive, organic platform, setting us up well to execute on our Alnylam P5x25 strategy.”

Fourth Quarter 2021 and Recent Significant Corporate Highlights

Commercial Performance

ONPATTRO® (patisiran)

  Achieved global net product revenues for the fourth quarter and full year 2021 of $139 million and $475 million, respectively, representing quarterly and annual growth of 15% and 55% compared to Q3 2021 and full year 2020, respectively.
  Attained over 2,050 patients worldwide on commercial ONPATTRO treatment as of December 31, 2021.

GIVLAARI® (givosiran)

  Achieved global net product revenues for the fourth quarter and full year 2021 of $41 million and $128 million, respectively, representing quarterly and annual growth of 28% and 132% compared to Q3 2021 and full year 2020, respectively.
  Attained over 350 patients worldwide on commercial GIVLAARI treatment as of December 31, 2021.

OXLUMO® (lumasiran)

  Achieved global net product revenues for the fourth quarter and full year 2021 of $19 million and $60 million, respectively, representing quarterly growth of 29% compared to Q3 2021.
  Attained over 140 patients worldwide on commercial OXLUMO treatment as of December 31, 2021.

Leqvio® (inclisiran)

  Novartis received U.S. Food and Drug Administration (FDA) approval for Leqvio as an adjunct to diet and maximally tolerated statin therapy for the treatment of adults with clinical atherosclerotic cardiovascular disease or heterozygous familial hypercholesterolemia who require additional lowering of LDL-C.
  Alnylam recognized a $25 million milestone from Novartis related to the U.S. FDA approval of Leqvio in December 2021.

R&D Highlights

Vutrisiran, a subcutaneously administered investigational RNAi therapeutic in development for the treatment of ATTR amyloidosis and Stargardt disease

  Reported positive results for 18-month endpoints and safety from the HELIOS-A Phase 3 study in hATTR amyloidosis patients with polyneuropathy.
    At month 18, vutrisiran also showed improvements in exploratory cardiac endpoints, including NT-proBNP, a measure of cardiac stress; certain echocardiographic parameters, relative to placebo; and technetium uptake in the heart, providing potential evidence for reduced cardiac amyloid burden.
  Submitted a JNDA in Japan for the treatment of hATTR amyloidosis patients with polyneuropathy.
  Introduced new near-term opportunity for vutrisiran in Stargardt disease, expected to enter Phase 3 development in late 2022.

Lumasiran (the non-proprietary name for OXLUMO), for the treatment of primary hyperoxaluria type 1 (PH1), and in development for the treatment of recurrent kidney stone disease

  Reported positive topline results from the ILLUMINATE-C Phase 3 study in patients with advanced PH1.
  Submitted regulatory applications to the U.S. FDA and European Medicines Agency to support label expansion for OXLUMO for the treatment of advanced PH1.
  Initiated a Phase 2 study in patients with recurrent kidney stone disease.

Cemdisiran, an investigational RNAi therapeutic in development for the treatment of complement-mediated diseases

  Alnylam’s partner Regeneron initiated Phase 3 studies of cemdisiran and pozelimab combination in myasthenia gravis and paroxysmal nocturnal hemoglobinuria.

Fitusiran, an investigational RNAi therapeutic in development for the treatment of hemophilia A or B with and without inhibitors, in collaboration with Sanofi

  Sanofi reported positive results from the Phase 3 ATLAS-A/B and ATLAS-INH studies, demonstrating fitusiran significantly reduced bleeds in people with hemophilia A or B, with or without inhibitors.

Early- and mid-stage investigational RNAi therapeutic pipeline programs and RNAi platform

  Initiated KARDIA-2 Phase 2 combination therapy study of zilebesiran in patients with inadequately controlled hypertension
  Presented new data from the ongoing Phase 1 study of zilebesiran at the American Heart Association (AHA) Scientific Sessions 2021.
  Submitted a CTA for ALN-XDH, an investigational RNAi therapeutic for the treatment of gout.
  Submitted a CTA for ALN-APP, an investigational RNAi therapeutic for the treatment of Alzheimer's disease and cerebral amyloid angiopathy.
    The Company announces today that it has initiated a Phase 1 study of ALN-APP in patients with early-onset Alzheimer’s disease.
  Announced GEMINI platform with the potential to simultaneously silence two unique gene transcripts using a single chemical entity, and revealed first investigational compound from the platform, GEMINI-CVR, targeting two genes implicated in cardiovascular disease: ANGPTL3 and angiotensinogen (AGT).
  Disclosed new programs, including ALN-SOD targeting SOD-1, in development for the treatment of SOD-1-Specific Amyotrophic Lateral Sclerosis (ALS), as well as a new program in glaucoma.
  Identified new, wholly-owned, liver-expressed target “Gene X” shown to be highly associated with metabolic syndrome and visceral adiposity, with a potential IND filing possible in 2023.

Additional Business Updates

  Announced the planned transition of founding CEO John Maraganore, Ph.D., to Yvonne Greenstreet, MBChB effective January 1, 2022.
  Appointed Akshay Vaishnaw, M.D., Ph.D., formerly President, Research and Development, as President effective January 1, 2022.
  Appointed Indrani Franchini as Chief Legal Officer effective January 31, 2022.
  Entered into a collaboration with Novartis to explore a targeted therapy designed to promote the regrowth of functional liver cells and to provide an alternative to transplantation for patients with liver failure.
  Launched a partnership with Our Future Health, the UK's largest ever health research program that aims to genotype samples from up to 5 million participants.
  Published third annual Patient Access Philosophy Report.
  Ranked #1 in Boston Globe's 2021 Top Places to Work in the “Largest Employer” category.

Upcoming Events

In early 2022, Alnylam intends to:

  Launch vutrisiran in the U.S., assuming successful review and approval from the FDA, for the treatment of hATTR amyloidosis patients with polyneuropathy.
  Report results from the Phase 2 monotherapy study of cemdisiran in patients with IgA nephropathy.
  Vir Biotechnology plans to report results from its Phase 2 combination trials evaluating ALN-HBV02 (VIR-2218), an investigational RNAi therapeutic for the treatment of chronic hepatitis B virus (HBV) infection.
  Initiate a Phase 1 study of ALN-XDH in patients with gout.
Financial Results for the Quarter and Year Ended December 31, 2021

Financial Highlights
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

ONPATTRO net product revenues	$138,630	$90,366	$474,737	$306,081
GIVLAARI net product revenues	40,679	22,144	127,815	55,106
OXLUMO net product revenues	19,205	333	59,586	333
Total net product revenues	$198,514	$112,843	$662,138	$361,520

Net revenue from collaborations	$59,625	$50,719	$180,953	$131,333

Royalty revenue	$396	$—	$1,196	$—

GAAP operating loss	$(194,561)	$(194,222)	$(708,652)	$(828,438)
Non-GAAP operating loss	$(144,684)	$(149,730)	$(527,640)	$(648,616)

GAAP net loss	$(258,460)	$(243,540)	$(852,824)	$(858,281)
Non-GAAP net loss	$(203,005)	$(186,464)	$(727,507)	$(733,143)

GAAP net loss per common share - basic and diluted	$(2.16)	$(2.09)	$(7.20)	$(7.46)
Non-GAAP net loss per common share - basic and diluted	$(1.69)	$(1.60)	$(6.14)	$(6.38)

Net Product Revenues

  Net product revenues increased 76% and 83% during the three and twelve months ended December 31, 2021, respectively, compared to the same periods in 2020, primarily due to the continued, global expansion of ONPATTRO and GIVLAARI into additional major markets and increased patients on therapy, as well as sales generated from our third commercial product, OXLUMO, following regulatory approvals in the fourth quarter of 2020.

Net Revenues from Collaborations

  Net revenues from collaborations increased 18% and 38% during the three and twelve months ended December 31, 2021, respectively, compared to the same periods in 2020, primarily due to an increase in revenue from our collaboration agreements with Regeneron and Novartis, including the achievement of a $25 million regulatory milestone for Leqvio associated with FDA approval in Q4 2021.

Royalty Revenue

  Royalty revenue earned in 2021 represents initial Leqvio royalties from Novartis following Leqvio European Commission (EC) approval in December 2020. Following Leqvio FDA approval in December 2021, we anticipate an increase in royalties earned in 2022.

Fourth Quarter and Year End 2021 Expenses

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

GAAP research and development expenses	$229,050	$168,469	$792,156	$654,819
Non-GAAP research and development expenses	$205,218	$153,547	$708,446	$594,355

GAAP selling, general and administrative expenses	$186,382	$166,291	$620,639	$588,420
Non-GAAP selling, general and administrative expenses	$160,337	$136,721	$523,337	$469,062

Research and Development (R&D) Expenses

  GAAP and Non-GAAP R&D expenses increased during the three and twelve months ended December, 31 2021, compared to the same periods in 2020, primarily due to increased expenses associated with activities related to the advancement of our HELIOS-B, APOLLO-B, KARDIA-1 and KARDIA-2 clinical programs. GAAP R&D expenses also increased due to upfront payments associated with the execution of certain collaboration agreements.

Selling, General & Administrative (SG&A) Expenses

  GAAP and Non-GAAP SG&A expenses increased during the three and twelve months ended December, 31 2021, compared to the same periods in 2020, primarily due to increased investment to support the growth of our three commercialized products as well as legal expenses associated with an ongoing Department of Justice investigation. On a GAAP basis, these increases were offset due to a change in an estimate of contingent liabilities related to our arbitration with Ionis Pharmaceuticals, Inc. in 2020.

Other Financial Highlights

Other (Expense) Income

  Total other expense increased during the three and twelve months ended December, 31 2021, compared to the same periods in 2020, primarily due to increased interest expense associated with the sale of future royalties and our credit facility, and increased expense associated with the mark-to-market adjustment related to the development derivative liability.

Cash and Investments

  Cash, cash equivalents and marketable securities were $2.44 billion as of December 31, 2021 compared to $1.87 billion at the end of 2020. The increase was primarily due to $500 million in proceeds from the sale of future royalties, $500 million from draw down on our credit facility and $233 million from the exercise of employee equity awards, offset by cash used in our operations to support overall growth.

A reconciliation of our GAAP to non-GAAP results for the current quarter is included in the tables of this press release.

2022 Financial Guidance[1]
Full year 2022 financial guidance consists of the following:

Combined net product revenues for ONPATTRO, GIVLAARI, OXLUMO and vutrisiran	$900 million – $1,000 million
Net revenues from collaborations and royalties	$175 million – $225 million
GAAP R&D and SG&A expenses	$1,630 million – $1,750 million
Non-GAAP R&D and SG&A expenses[2]	$1,400 million – $1,500 million

[1] 2022 FY Guidance is based upon January 31, 2022 FX rates of: 1 EUR = 1.12 USD; 1 GBP = 1.34 USD; 1 CHF = 1.08 USD; 1 CAD = 0.79 USD, 1 USD = 115 JPY

[2] Primarily excludes $230-$250 million of stock-based compensation expense from estimated GAAP R&D and SG&A expenses.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses and non-recurring gains outside the ordinary course of the Company’s business. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are stock-based compensation expenses, unrealized (gains) losses on marketable equity securities, costs associated with our strategic financing collaboration, upfront payment on license and collaboration agreements, change in estimate of contingent liabilities and loss on contractual settlement. The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards. The Company has excluded the impact of the unrealized (gains) losses on marketable equity securities because the Company does not believe these adjustments accurately reflect the performance of the Company’s ongoing operations for the period in which such gains or losses are reported, as their sole purpose is to adjust amounts on the balance sheet. The Company has excluded the impact of the costs associated with our strategic financing collaboration, upfront payment on license and collaboration agreements, change in estimate of contingent liabilities and loss on contractual settlement because the Company believes these items are non-recurring transactions outside the ordinary course of the Company’s business.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between GAAP and non-GAAP measures is provided later in this press release.

Conference Call Information

Management will provide an update on the Company and discuss fourth quarter and year-end 2021 results as well as expectations for the future via conference call on Thursday, February 10, 2022 at 8:30 am ET. To access the call, please dial 877-312-7507 (domestic) or +1-631-813-4828 (international) five minutes prior to the start time and refer to conference ID 9729709. A replay of the call will be available beginning at 11:30 am ET on the day of the call. To access the replay, please dial 855-859-2056 (domestic) or +1-404-537-3406 (international) and refer to conference ID 9729709.

A live audio webcast of the call will be available on the Investors section of the Company’s website at www.alnylam.com/events. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About ONPATTRO® (patisiran)

ONPATTRO is an RNAi therapeutic that was approved in the United States and Canada for the treatment of the polyneuropathy of hATTR amyloidosis in adults. ONPATTRO is also approved in the European Union, Switzerland and Brazil for the treatment of hATTR amyloidosis in adults with Stage 1 or Stage 2 polyneuropathy, and in Japan for the treatment of hATTR amyloidosis with polyneuropathy. ONPATTRO is an intravenously administered RNAi therapeutic targeting transthyretin (TTR) and should be administered via a healthcare professional. It is designed to target and silence TTR messenger RNA, thereby blocking the production of TTR protein before it is made. ONPATTRO blocks the production of TTR in the liver, reducing its accumulation in the body’s tissues in order to halt or slow down the progression of the polyneuropathy associated with the disease. For more information about ONPATTRO, including please see the full US Prescribing Information, visit ONPATTRO.com.

About GIVLAARI® (givosiran)

GIVLAARI is an RNAi therapeutic targeting aminolevulinic acid synthase 1 (ALAS1) approved in the United States and Brazil for the treatment of adults with acute hepatic porphyria (AHP). GIVLAARI is also approved in the European Union for the treatment of AHP in adults and adolescents aged 12 years and older. In the pivotal study, givosiran was shown to significantly reduce the rate of porphyria attacks that required hospitalizations, urgent healthcare visits or intravenous hemin administration at home compared to placebo. GIVLAARI is Alnylam’s first commercially available therapeutic based on its Enhanced Stabilization Chemistry ESC-GalNAc conjugate technology to increase potency and durability. GIVLAARI is administered via subcutaneous injection once monthly at a dose based on actual body weight and should be administered by a healthcare professional. GIVLAARI works by specifically reducing elevated levels of aminolevulinic acid synthase 1 (ALAS1) messenger RNA (mRNA), leading to reduction of toxins associated with attacks and other disease manifestations of AHP. For more information about GIVLAARI, including the full U.S. Prescribing Information, visit GIVLAARI.com.

About OXLUMO® (lumasiran)

OXLUMO is an RNAi therapeutic targeting hydroxyacid oxidase 1 (HAO1) for the treatment of primary hyperoxaluria type 1 (PH1) to lower urinary oxalate levels in pediatric and adult patients. HAO1 encodes glycolate oxidase (GO), an enzyme upstream of the disease-causing defect in PH1. OXLUMO works by degrading HAO1 messenger RNA and reducing the synthesis of GO, which inhibits hepatic production of oxalate – the toxic metabolite responsible for the clinical manifestations of PH1. In the pivotal ILLUMINATE-A study, OXLUMO was shown to significantly reduce levels of urinary oxalate relative to placebo, with the majority of patients reaching normal or near-normal levels. Injection site reactions (ISRs) were the most common drug-related adverse reaction. In the ILLUMINATE-B pediatric Phase 3 study, OXLUMO demonstrated an efficacy and safety profile consistent to that observed in ILLUMINATE-A. OXLUMO utilizes Alnylam’s Enhanced Stabilization Chemistry (ESC)-GalNAc conjugate technology designed to increase potency and durability. OXLUMO is administered via subcutaneous injection once monthly for three months, then once quarterly thereafter at a dose based on actual body weight. For patients who weigh less than 10 kg, ongoing dosing remains monthly. OXLUMO should be administered by a healthcare professional. For more information about OXLUMO, including the full U.S. Prescribing Information, visit OXLUMO.com.

About LNP Technology

Alnylam has licenses to Arbutus Biopharma LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About RNAi

RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines known as RNAi therapeutics is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing or disease pathway proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals

Alnylam (Nasdaq: ALNY) has led the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare and prevalent diseases with unmet need. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach yielding transformative medicines. Since its founding 20 years ago, Alnylam has led the RNAi Revolution and continues to deliver on a bold vision to turn scientific possibility into reality. Alnylam’s commercial RNAi therapeutic products are ONPATTRO® (patisiran), GIVLAARI® (givosiran), OXLUMO® (lumasiran) and Leqvio® (inclisiran) being developed and commercialized by Alnylam’s partner, Novartis. Alnylam has a deep pipeline of investigational medicines, including six product candidates that are in late-stage development. Alnylam is executing on its “Alnylam P5x25” strategy to deliver transformative medicines in both rare and common diseases benefiting patients around the world through sustainable innovation and exceptional financial performance, resulting in a leading biotech profile. Alnylam is headquartered in Cambridge, MA. For more information about our people, science and pipeline, please visit www.alnylam.com and engage with us on Twitter at @Alnylam, on LinkedIn, or on Instagram.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s expectations, plans, aspirations and goals, including, without limitation, our aspiration to become a leading biotech company and the planned achievement of our “Alnylam P5x25” strategy, the potential launch of vutrisiran for the treatment of hATTR amyloidosis patients with polyneuropathy, if approved by the FDA, the achievement of additional pipeline milestones and data, including relating to ongoing clinical studies of zilebesiran, fitusiran, cemdisiran and ALN-HBV02 (Vir 2218, the initiation of new or additional clinical studies for vutrisiran for the treatment of Stargardt disease, ALN-APP and ALN-XDH, the expected range of net product revenues and net revenues from collaborations and royalties for 2022, and the expected range of aggregate annual GAAP and non-GAAP R&D and SG&A expenses for 2022, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: the direct or indirect impact of the COVID-19 global pandemic or any future pandemic on Alnylam’s business, results of operations and financial condition and the effectiveness or timeliness of Alnylam’s efforts to mitigate the impact of the pandemic; the potential impact of the recent leadership transition on Alnylam’s ability to attract and retain talent and to successfully execute on its “Alnylam P5x25” strategy; Alnylam's ability to discover and develop novel drug candidates and delivery approaches and successfully demonstrate the efficacy and safety of its product candidates, including vutrisiran and patisiran; the pre-clinical and clinical results for its product candidates; actions or advice of regulatory agencies and Alnylam’s ability to obtain and maintain regulatory approval for its product candidates, including vutrisiran, as well as favorable pricing and reimbursement; successfully launching, marketing and selling its approved products globally; delays, interruptions or failures in the manufacture and supply of its product candidates or its marketed products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to successfully expand the indication for OXLUMO and ONPATTRO (and vutrisiran if approved) in the future; Alnylam's ability to manage its growth and operating expenses through disciplined investment in operations and its ability to achieve a self-sustainable financial profile in the future without the need for future equity financing; Alnylam’s ability to maintain strategic business collaborations; Alnylam's dependence on third parties for the development and commercialization of certain products, including Novartis, Regeneron and Vir; the outcome of litigation; the potential impact of a current government investigation and the risk of future government investigations; and unexpected expenditures; as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in its other SEC filings. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

This release discusses investigational RNAi therapeutics and uses of previously approved RNAi therapeutics in development and is not intended to convey conclusions about efficacy or safety as to those investigational therapeutics or uses. There is no guarantee that any investigational therapeutics or expanded uses of commercial products will successfully complete clinical development or gain health authority approval.

ALNYLAM PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Statements of Operations
Revenues:
Net product revenues	$198,514	$112,843	$662,138	$361,520
Net revenues from collaborations	59,625	50,719	180,953	131,333
Royalty revenue	396	—	1,196	—
Total revenues	258,535	163,562	844,287	492,853

Operating costs and expenses:
Cost of goods sold	33,635	23,024	115,005	74,185
Cost of collaborations and royalties	4,029	—	25,139	3,867
Research and development	229,050	168,469	792,156	654,819
Selling, general and administrative	186,382	166,291	620,639	588,420
Total operating costs and expenses	453,096	357,784	1,552,939	1,321,291
Loss from operations	(194,561)	(194,222)	(708,652)	(828,438)
Other (expense) income:
Interest expense	(36,816)	(28,517)	(143,021)	(84,496)
Interest income	495	1,092	1,579	11,809
Other (expense) income, net	(29,420)	(21,952)	(2,050)	45,525
Total other (expense) income, net	(65,741)	(49,377)	(143,492)	(27,162)
Loss before income taxes	(260,302)	(243,599)	(852,144)	(855,600)
Benefit (provision) for income taxes	1,842	59	(680)	(2,681)
Net loss	$(258,460)	$(243,540)	$(852,824)	$(858,281)
Net loss per common share — basic and diluted	$(2.16)	$(2.09)	$(7.20)	$(7.46)

Weighted-average common shares used to compute basic and diluted net loss per common share	119,773	116,274	118,451	114,986

ALNYLAM PHARMACEUTICALS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reconciliation of GAAP to Non-GAAP research and development:
GAAP Research and development	$229,050	$168,469	$792,156	$654,819
Less: Stock-based compensation expenses	(18,537)	(14,922)	(68,415)	(60,464)
Less: Upfront payment on license and collaboration agreements	(5,295)	—	(15,295)	—
Non-GAAP Research and development	$205,218	$153,547	$708,446	$594,355
Reconciliation of GAAP to Non-GAAP selling, general and administrative:
GAAP Selling, general and administrative	$186,382	$166,291	$620,639	$588,420
Less: Stock-based compensation expenses	(26,045)	(19,354)	(97,302)	(79,409)
Less: Change in estimate of contingent liabilities	—	(10,216)	—	(38,216)
Less: Costs associated with the strategic financing collaboration	—	—	—	(1,083)
Less: Loss on contractual settlement	—	—	—	(650)
Non-GAAP Selling, general and administrative	$160,337	$136,721	$523,337	$469,062
Reconciliation of GAAP to Non-GAAP operating loss:
GAAP operating loss	$(194,561)	$(194,222)	$(708,652)	$(828,438)
Add: Stock-based compensation expenses	44,582	34,276	165,717	139,873
Add: Upfront payment on license and collaboration agreements	5,295	—	15,295	—
Add: Change in estimate of contingent liabilities	—	10,216	—	38,216
Add: Costs associated with the strategic financing collaboration	—	—	—	1,083
Add: Loss on contractual settlement	—	—	—	650
Non-GAAP operating loss	$(144,684)	$(149,730)	$(527,640)	$(648,616)
Reconciliation of GAAP to Non-GAAP net loss:
GAAP net loss	$(258,460)	$(243,540)	$(852,824)	$(858,281)
Add: Stock-based compensation expenses	44,582	34,276	165,717	139,873
Add: Upfront payment on license and collaboration agreements	5,295	—	15,295	—
Add: Change in estimate of contingent liabilities	—	10,216	—	38,216
Add: Costs associated with the strategic financing collaboration	—	—	—	1,083
Add: Loss on contractual settlement	—	—	—	8
Add (Less): Realized and unrealized loss (gain) on marketable equity securities	5,578	12,584	(55,695)	(54,042)
Non-GAAP net loss	$(203,005)	$(186,464)	$(727,507)	$(733,143)
Reconciliation of GAAP to Non-GAAP net loss per common share-basic and diluted:
GAAP net loss per common share - basic and diluted	$(2.16)	$(2.09)	$(7.20)	$(7.46)
Add: Stock-based compensation expenses	0.37	0.29	1.40	1.22
Add: Upfront payment on license and collaboration agreements	0.04	—	0.13	—
Add: Change in estimate of contingent liabilities	—	0.09	—	0.33
Add: Costs associated with the strategic financing collaboration	—	—	—	0.01
Add: Loss on contractual settlement	—	—	—	—
Add (Less): Realized and unrealized loss (gain) on marketable equity securities	0.05	0.11	(0.47)	(0.47)
Non-GAAP net loss per common share - basic and diluted	$(1.69)	$(1.60)	$(6.14)	$(6.38)

Please note that the figures presented above may not sum exactly due to rounding

ALNYLAM PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$2,435,564	$1,874,395
Restricted investments	40,891	40,725
Accounts receivable, net	198,571	102,413
Inventory	122,701	92,302
Prepaid expenses and other assets	111,944	90,712
Property, plant and equipment, net	501,958	465,029
Operating lease right-of-use lease assets	231,675	241,485
Receivable related to the sale of future royalties	—	500,000
Total assets	$3,643,304	$3,407,061
Accounts payable, accrued expenses and other liabilities	$567,563	$445,783
Total deferred revenue	301,843	352,301
Operating lease liability	321,895	329,911
Liability related to the sale of future royalties	1,188,103	1,071,541
Long-term debt	675,697	191,278
Total stockholders’ equity (120,182 million shares issued and outstanding at December 31, 2021; 116.4 million shares issued and outstanding at December 31, 2020)	588,203	1,016,247
Total liabilities and stockholders' equity	$3,643,304	$3,407,061

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2021.

Contacts

Alnylam Pharmaceuticals, Inc.
Christine Regan Lindenboom
(Investors and Media)
617-682-4340

Josh Brodsky
(Investors)
617-551-8276